Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Announces Agreement to Sell Fleischmann’s Vinegar to Kerry Group

OMAHA, Neb., Oct. 25, 2018 (GLOBE NEWSWIRE) - Green Plains Inc. (NASDAQ:GPRE) announced today that it has entered into a stock purchase agreement with Kerry Group to sell the Fleischmann’s Vinegar Company, Inc. for $350 million in cash, subject to certain post-closing working capital adjustments.

“The sale of Fleischmann’s Vinegar marks a major milestone of our portfolio optimization plan which creates significant value for our shareholders as we continue to prove value of our asset base and position the company for the future,” said Todd Becker, president and chief executive officer of Green Plains Inc. “Once completed, this transaction, plus the proceeds from the sale of the three ethanol facilities announced earlier this month, gives the company the ability to completely pay off our term loan B, invest in high-protein distillers grains process technology and repurchase shares when our stock is undervalued.”

Fleischmann’s Vinegar Company, Inc is a USDA certified all-natural producer of specialty ingredients that further support Kerry’s taste and clean label strategies across a number of End Use Markets. It is headquartered in California and has manufacturing facilities in Washington, New York, Maryland, Illinois, Missouri, Alabama and California.

The closing of the transaction, which is expected to occur during the fourth quarter of 2018, is subject to customary closing conditions and regulatory approvals. The purchase agreement contains normal and customary representations and warranties, and indemnification obligations.

XMS Capital Partners acted as the exclusive financial advisor and Husch Blackwell LLP acted as legal advisor to Green Plains Inc.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, food ingredients, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 62.4% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Kerry Group

Kerry is the world leader in Taste and Nutrition, providing from food for food ingredients and solutions to the global food and beverage industry, as well as being a leading supplier of added value brands and customer branded foods to the Irish, UK and selected international markets. The company has offices in 30 countries, 135 manufacturing facilities and employs 25,000 people worldwide, including over 900 food scientists. With its strong food heritage, foundational technologies, proprietary global insight tools, marketplace knowledge, culinary and applications expertise, global footprint and route to market, Kerry provides unique solutions that meet consumers’ needs for more clean label and authentic products. For more information, visit www.kerrygroup.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully complete the sale of Fleischmann’s Vinegar Company and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Kerry Group Contacts:

Catherine Keogh | Vice President Corporate Affairs and Communications | Tel: +353 66 7182304 | email: corpaffairs@kerry.ie

William Lynch | Head of Investor Relations | Tel: +353 66 7182292 | email: investorrelations@kerry.ie

Green Plains Inc. Contact:

Jim Stark | Vice President Investor & Media Relations | Tel: 402.884.8700 | email: jim.stark@gpreinc.com

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